Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Retail Opportunity Investments Corp. for the registration of its common stock, preferred stock, depositary shares, warrants, rights, debt securities and guarantees, and the related Prospectus of Retail Opportunity Investments Partnership, LP for the registration of its debt securities and guarantees, and to the incorporation by reference therein of our reports dated February 20, 2019, with respect to the consolidated financial statements and schedule of Retail Opportunity Investments Corp. and Retail Opportunity Investments Partnership, LP, and the effectiveness of internal control over financial reporting of Retail Opportunity Investments Corp. included in their Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 29, 2019